Filed pursuant to Rule 424(b)(3)

Registration No. 333-256998

PROSPECTUS SUPPLEMENT NO. 4

(To Prospectus Dated June 21, 2021)

AbCellera Biologics Inc.

12,000,000 Common Shares

This prospectus supplement no. 4 supplements the prospectus dated June 21, 2021, relating to the offering and resale of up to 12,000,000 common shares, no par value per share, to be sold by the selling shareholders identified in the prospectus.

This prospectus supplement incorporates into the prospectus the information contained in the attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on June 21, 2021.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our securities are currently trading on the Nasdaq Global Select Market under the stock symbol ABCL.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 5 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 15, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________________________________________

FORM 8-K

__________________________________________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2021

__________________________________________________

ABCELLERA BIOLOGICS INC.

(Exact name of registrant as specified in its charter)

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British Columbia	001-39781	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2215 Yukon Street Vancouver, BC	V5Y 0A1
(Address of registrant’s principal executive office)	(Zip code)

(604) 559-9005

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

__________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common shares	ABCL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01    Other Events.

On September 13, 2021, AbCellera Biologics Inc., (the “Company”), issued a press release announcing its acquisition of TetraGenetics, Inc. (“TetraGenetics”). The Company acquired TetraGenetics for upfront consideration of $12.5 million in cash with the possibility of future technical milestones payable to TetraGenetics based on successful therapeutic candidates. A copy of the press release is attached herewith as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued by AbCellera Biologics Inc. on September 13, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2021	ABCELLERA BIOLOGICS INC.

	By:	/s/ Carl L. G. Hansen
Carl L. G. Hansen, Ph.D.
Chief Executive Officer and Director (Principal Executive Officer)

Exhibit 99.1

NEWS RELEASE

AbCellera Acquires TetraGenetics, Enhancing Capabilities to Generate Antibodies Against High-Value Targets

09/13/2021

Acquisition expands AbCellera’s existing capabilities to unlock difficult-to-drug transmembrane proteins for antibody discovery programs

VANCOUVER, British Columbia & BOSTON, September 13, 2021 – AbCellera (Nasdaq: ABCL), a technology company with a centralized operating system for next-generation antibody discovery, today announced it has acquired TetraGenetics, Inc. (TetraGenetics), a biotechnology company with a proprietary platform for generating recombinant human ion channels and other transmembrane proteins, in an all-cash transaction that includes an upfront payment, the potential for payments based on the achievement of technical milestones, and additional development and commercial milestone payments related to successfully developed therapeutics.

TetraGenetics has leading technology and expertise in the expression and purification of ion channels, G protein-coupled receptor (GPCR), and other transmembrane proteins, which are implicated in many human diseases, including pain and autoimmune disorders. High-value transmembrane proteins have proven extremely difficult to produce, making the generation of antibodies against them even more challenging. TetraGenetics has established a protein expression platform that addresses these production challenges and is uniquely able to generate highly pure, complex transmembrane proteins in quantities large enough to support antibody discovery. Integrating TetraGenetics’ capabilities into AbCellera’s technology stack provides an optimized protein source for AbCellera’s antibody discovery. Together, these technologies have the potential to unlock the discovery of antibodies against these validated and sought-after drug targets.

“AbCellera is committed to investing in teams and technologies that have the potential to create new therapeutic opportunities, drive more value in our partnership business, and bring new therapies to patients,” said Carl Hansen, Ph.D., CEO of AbCellera. “We look forward to welcoming the TetraGenetics team and believe that these new capabilities, once integrated into AbCellera’s technology stack, will empower the discovery of new antibody therapies across a range of therapeutic areas.”

“TetraGenetics was founded to target complex membrane proteins, many of which historically have been intractable drug targets,” said Doug Kahn, CEO of TetraGenetics. “This acquisition recognizes our team’s innovation in creating new technologies to address these therapeutically important classes of proteins, and we’re excited to combine each company’s capabilities to discover new antibody treatments.”

About TetraGenetics, Inc.

TetraGenetics, an AbCellera Company, empowers antibody discovery against difficult-to-drug targets by providing recombinant transmembrane proteins, including human ion channels and G protein-coupled receptors. TetraGenetics’ platform uses the protist Tetrahymena thermophila to quickly produce large quantities of properly folded, functional transmembrane proteins, which are challenging to express using conventional systems. For more information, please visit www.tetragenetics.com.

About AbCellera Biologics Inc.

AbCellera is a technology company that searches, decodes, and analyzes natural immune systems to find antibodies that its partners can develop into drugs to prevent and treat disease. AbCellera partners with drug developers of all sizes, from large pharmaceutical to small biotechnology companies, empowering them to move quickly, reduce cost, and tackle the toughest problems in drug development. For more information, please visit http://www.abcellera.com.

AbCellera Forward-looking Statements

This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. All statements contained in this release other than statements of historical fact are forward-looking statements, including statements regarding our ability to develop, commercialize and achieve market acceptance of our current and planned products and services, our research and development efforts, and other matters regarding our business strategies, use of capital, results of operations and financial position, and plans and objectives for future operations.

In some cases, you can identify forward-looking statements by the words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks, uncertainties and other factors are described under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in the documents we file with the Securities and Exchange Commission from time to time. We caution you that forward-looking statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. As a result, the forward-looking statements may not prove to be accurate. The forward-looking statements in this press release represent our views as of the date hereof. We undertake no obligation to update any forward-looking statements for any reason, except as required by law.

Inquiries:

Media: Jessica Yingling, Ph.D.; media@abcellera.com, +1(236) 521-6774

Business Development: Neil Berkley; bd@abcellera.com, +1(604) 559-9005

Investor Relations: Melanie Solomon; ir@abcellera.com, +1(778) 729-9116

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